Exhibit 10.01

ASSET PURCHASE AGREEMENT

Between

ACACIA DIVERSIFIED HOLDINGS, INC.
(A Texas Corporation)

Buyer

and

RED PHOENIX EXTRACTS, INC.
(A Florida Corporation)

Seller

July 10, 2013

TABLE OF CONTENTS

RECITALS:	4
ARTICLE ONE: DEFINITIONS	4
ARTICLE TWO: THE TRANSACTION	10
ARTICLE THREE: PURCHASE PRICE AND ALLOCATION	14
ARTICLE FOUR: CLOSING	14
ARTICLE FIVE: REPRESENTATIONS AND WARRANTIES OF SELLER	16
ARTICLE SIX: REPRESENTATION AND WARRANTIES OF BUYER	24
ARTICLE SEVEN: COVENANTS OF SELLER PRIOR TO CLOSING DATE	26
ARTICLE EIGHT: COVENANTS OF BUYER PRIOR TO CLOSING DATE	28
ARTICLE NINE: CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE	28
ARTICLE TEN: CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE	30
ARTICLE ELEVEN: ADDITIONAL COVENANTS	31
ARTICLE TWELVE: TERMINATION	34
ARTICLE THIRTEEN: INDEMNIFICATION; REMEDIES	35
ARTICLE FOURTEEN: GENERAL PROVISIONS	38

DISCLOSURE SCHEDULES AND ANNEXES:	44

SCHEDULE A – ENCUMBRANCES OF SELLER	46
SCHEDULE B – REAL PROPERTY OF SELLER	47
SCHEDULE C – PERSONAL PROPERTY OF SELLER	48
SCHEDULE D – ASSUMED CONTRACTS	50
SCHEDULE E – INTELLECTUAL PROPERTY OF SELLER	51
SCHEDULE F – DEPOSITS, PREPAID EXPENSES, AND CLAIMS FOR REFUNDS	52
SCHEDULE G – OFFSETS AGAINST DEPOSITS, PREPAID EXPENSES, AND CLAIMS FOR REFUNDS	53
SCHEDULE H – EXCLUDED ASSETS OF SELLER	54
SCHEDULE I – OTHER LIABILITIES OF SELLER	55
SCHEDULE J – EMPLOYMENT AGREEMENTS	56
SCHEDULE K – EXCEPTIONS TO PERFORMANCE; REQUIRED NOTICES OR CONSENTS	57
SCHEDULE L – LEASES OF REAL PROPERTY AND FACILITIES	58
SCHEDULE M – ACCOUNTS RECEIVABLE	59
SCHEDULE N – LIABILITIES OF SELLER	60
SCHEDULE O – LEGAL PROCEEDINGS	61
SCHEDULE P – MATERIAL CHANGES	62
SCHEDULE Q – ALL CONTRACTS OF SELLER	63
SCHEDULE R – INVALID/DISPUTED CONTRACTS	64

R E C I T A L S:

THIS ASSET PURCHASE AGREEMENT (Agreement) is made and entered into as of the 10th day of July, 2013, between Acacia Diversified Holdings, Inc. (a Texas corporation) (Buyer) and Red Phoenix Extracts, Inc.  (a Florida corporation) (Seller).

WHEREAS, Seller owns various assets and rights that it is willing to sell and transfer to Buyer, and Buyer desires to purchase those assets and rights, all on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto, each in consideration of the payments and the representations, warranties, covenants, and agreements of the other provided for or contained herein, do hereby agree as follows:

ARTICLE 1. DEFINITIONS

1.1. Defined Terms.

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

1.1.1. Agreement — this Asset Purchase Agreement between Buyer and Seller indicated above.

1.1.2. Best Efforts — the commercially reasonable efforts that a prudent Person desirous of achieving a particular result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

1.1.3. Breach — any untruthfulness or inaccuracy in any representation or warranty in, or any failure to perform or comply with any covenant, obligation, or other provision of, this Agreement or any agreement or instrument delivered hereunder or in connection herewith.

1.1.4. Business — the business of a nature normally conducted by Seller prior to closing, and the proposed new business of a similar nature contemplated to be conducted by Buyer following closing, but not one and the same business, specifically Seller processes citrus peel material to produce a number of food grade by-products for application in food, beverages, nutraceuticals, cosmetics and skin care products.

1.1.5. Buyer — as defined in the first paragraph of this Agreement.

1.1.6. Code — the Internal Revenue Code of 1986 or any successor law and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

1.1.7. Consent — any approval, consent, ratification, waiver, or other authorization (including any governmental authorization).

1.1.8. Contemplated Transactions — all of the transactions provided for in this Agreement, including but not limited to the purchase and sale of the Purchased Assets.

1.1.9. Contract — any legally binding agreement, contract, obligation, promise, or undertaking of Seller as of the Closing.

1.1.10. Disclosure Schedule — a schedule delivered by one party to the other party concurrently with the execution and delivery of this Agreement, setting forth certain disclosure information arranged in numbered or lettered items, each of which corresponds to a section of this Agreement and provides (a) additional disclosure in response to an express disclosure requirement in such section or (b) an exception or qualification to a representation or warranty contained in such section.

1.1.11. Encumbrance — any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

1.1.12. Environment — soil, land, surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

1.1.13. Environmental, Health, and Safety Liabilities — any cost, damage, expense, liability, obligation, or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to

1.1.13.1. any environmental, health, or safety matter or condition (including on-site or off-site contamination, occupational safety and health, and regulation of any chemical substance or product);

1.1.13.2. any fine, penalty, judgment, award, settlement, legal or administrative Proceeding, damages, loss, claim, demand or response, remedial, or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

1.1.13.3. financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment, or other remediation or response actions (Cleanup) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

1.1.13.4. any other compliance, corrective, or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial,” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA).

1.1.14. Environmental Law — any legal requirement that relates to

1.1.14.1. advising appropriate authorities, employees, or the public of intended or actual Releases (as defined in Section 5.19.6 below of pollutants or Hazardous Materials), violations of discharge limits or other prohibitions, and the commencement of activities, such as resource extraction or construction, that could have an adverse impact on the Environment;

1.1.14.2. preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

1.1.14.3. reducing the quantities, preventing the Release, or minimizing the hazardous characteristics of wastes that are generated;

1.1.14.4. assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

1.1.14.5. protecting resources, species, or ecological amenities;

1.1.14.6. reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

1.1.14.7. assessing, monitoring, or cleaning up Hazardous Materials or pollutants that have been Released; preventing the Threat of Release (as defined in Section 5.19.6 below); or paying the costs of such assessing, monitoring, or cleaning up or such prevention;

1.1.14.8. making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; or

1.1.14.9. requiring governmental authorizations for any activity or the ownership, operation, construction, or maintenance of any facility, building, structure, or equipment or the use of property, due to the effects or potential effects on the environment and any such governmental authorization issued pursuant thereto.

1.1.15. ERISA — the Employee Retirement Income Security Act of 1974 or any successor law and regulations and rules issued pursuant to that Act or any successor law.

1.1.16. Escrow — Escrow will not be utilized in this transaction

1.1.17. Facilities — any Real Property or any leasehold or other interest in Real Property currently owned or operated by Seller, including the Personal Property used or operated by Seller. Notwithstanding the foregoing, when Liability may attach to Real Property or a leasehold or other interest in Real Property, Facilities shall mean any Real Property or any leasehold or other interest in Real Property currently or formerly owned or operated by Seller.

1.1.18. GAAP — generally accepted accounting principles in the United States, applied on a basis consistent with a party’s past practices, including the basis on which the financial statements of Seller have been prepared.

1.1.19. Governmental Body — any federal, state, local, municipal, foreign, or other governmental unit or body.

1.1.20. Hazardous Activity — the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment and any other act, business, operation, or thing that materially increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities.

1.1.21. Hazardous Materials — any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law.

1.1.22. Inventories — all finished goods, work-in-process, raw materials, spare parts, and other materials and supplies to be used or consumed by Seller in the production of finished goods or the provision of its services.

1.1.23. IRS — the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

1.1.24. Knowledge — with respect to a particular fact or other matter,

1.1.24.1. in the case of an individual, either that individual is actually aware of that fact or matter, or a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement;

1.1.24.2. in the case of a Person (other than an individual), any individual who is serving, or who has at any time served, as a director, officer, executor, or trustee of that Person or (in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in clause 1.1.24.1 above); and

1.1.24.3. any such individual (referred to in clause 1.1.24.2 above) and any individual party to this Agreement will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of any representation or warranty made herein by that Person or individual.

1.1.25. Law — any federal, state, local, municipal, foreign, international, multinational, or other administrative Order, Constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

1.1.26. Land — all parcels and tracts of land in which Seller has an ownership interest.

1.1.27. Lease — any lease or rental agreement, license, right to use, or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Real Property or Personal Property.

1.1.28. Liability — any liability or obligation of a Person of any kind, character, or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable, or otherwise and regardless of whether required to be accrued on the books or financial statements of such Person.

1.1.29. Material Adverse Effect — shall mean any effect that is reasonably expected to be materially adverse to the business, condition (financial or otherwise), operations, or prospects or results of operations of the Seller when taken as a whole or to the value of the Purchased Assets when taken as a whole.

1.1.30. Occupational Safety and Health Law — any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

1.1.31. Order — any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

1.1.32. Ordinary Course of Business — an action taken by a Person that is

1.1.32.1. consistent with the past practices of such Person and taken in the ordinary course of the normal day-to-day operations of such Person;

1.1.32.2. not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

1.1.32.3. similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business.

1.1.33. Organizational Documents — (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of formation and operating agreement, or equivalent documents, of a limited liability company; (c) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (d) any amendment to any of the foregoing.

1.1.34. Permitted Encumbrances — liens for Taxes for the current year that are not yet due and payable and such other Encumbrances as set forth on Schedule A.

1.1.35. Person — any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

1.1.36. Proceeding — any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

1.1.37. Properties — the Owned Real Property, Leased Real Property, and Personal Property.

1.1.38. Real Property — the Land and all improvements and appurtenances thereto and any real property or land leased by Seller in which most of the rights and benefits comprising ownership of the land and the improvements (constructed or to be constructed thereon) are transferred to Seller for the term thereof.

1.1.39. Related Person — (a) in the case of a particular individual, each other member of such individual’s immediate family and any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s family, and (b) in the case of a specified Person other than an individual, any Person that directly or indirectly controls, or is controlled by, or is directly or indirectly under common control with, such specified Person or any Person that holds more than a [five]-percent interest in such specified Person.

1.1.40. Representative — with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

1.1.41. Seller — as defined in the first paragraph of this Agreement.

1.1.42. Schedule or Schedules — a schedule or the schedules delivered by one party to the other concurrently with the execution and delivery of this Agreement, which shall become a part hereof and incorporated herein by reference.

1.1.43. Software — all computer software and subsequent versions thereof, including source code, object, executable, or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons, and icons and all files, data, materials, manuals, design notes, and other items and documentation related thereto or associated therewith.

1.1.44. Tax or Taxes — any federal, state, local, or other tax or taxes to which a Person is subject, whether levied on or measured by income, assets, or otherwise.

1.1.45. Tax Laws — any Law relating to the authorization, determination, levying, or collection of any Tax and the administration and enforcement of Laws relating thereto.

1.1.46. Tax Return — any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax.

1.1.47. Third Party — a Person that is not a party to this Agreement.

1.2. Usage.

1.2.1. Interpretation. In this Agreement, unless a clear contrary intention appears:

1.2.1.1. a reference herein to days shall mean calendar days unless otherwise specified; any day or deadline or end of a time period hereunder that falls on a day other than a business day shall be deemed to refer to the first business day following such day or deadline or end of the time period, as the case may be;

1.2.1.2. a reference in this Agreement to an Article, Section, Exhibit, or Schedule shall mean an Article or Section of, or Exhibit or Schedule attached to, this Agreement, as the case may be; Article and Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;

1.2.1.3. a reference to any legal requirement means such legal requirement as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provisions of any legal requirement means that provision of such legal requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision;

1.2.1.4. the word “including” means without limitation; the word “or” is not exclusive and is used in the inclusive sense of “and/or”; and the words “herein,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole;

1.2.1.5. a reference to a document, instrument, or agreement shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto; and

1.2.1.6. all words used in this Agreement will be construed to be of such gender or number as the circumstances require.

1.2.2. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP, as applicable.

1.2.3. Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against a party shall not apply to any construction or interpretation hereof.

ARTICLE 2. THE TRANSACTION

2.1. Purchase of Assets.

2.1.1. Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer, and deliver (and shall cause to sell, convey, assign, transfer, and deliver) to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any and all Encumbrances except Permitted Encumbrances, all right, title, and interest of Seller in and to all of the property and assets, real, personal, or mixed, tangible and intangible, of every kind and description whatsoever, wherever located, including the following (but excluding the Excluded Assets defined and listed in Section 2.1.2 below):

2.1.1.1. All Owned Real Property (including without limitation those items described in Schedule B);

2.1.1.2. all Personal Property (including without limitation those items described in Schedule C);

2.1.1.3. all Inventories;

2.1.1.4. all Accounts Receivable (as defined in Section 5.10 below);

2.1.1.5. all work-in-process and open sales orders;

2.1.1.6. all rights under the “Assumed Contracts” listed or described in Schedule D;

2.1.1.7. all permits, licenses, accreditations, and authorizations and all pending applications therefor or renewals thereof, in each case to the extent assignable or transferable to Buyer;

2.1.1.8. all data and records related to the operations of Seller, including client and customer lists and records, sales leads, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, creative materials, advertising materials, promotional materials and sales materials, studies, reports, correspondence, other similar documents and records, and, to the extent legally permitted, copies of all personnel records;

2.1.1.9. all Intellectual Property Assets (as defined in Section 5.24.1 below including without limitation those items described in Schedule E) and all other intangible rights and property, including going-concern value, goodwill, telephone and telecopy listings, e-mail addresses, software, domain names, and websites;

2.1.1.10. all claims against Third Parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or noncontingent;

2.1.1.11. all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities prior to the Closing, unless expended in accordance with this Agreement;

2.1.1.12. all rights of Seller to deposits and prepaid expenses and claims for refunds as listed in Schedule F and offsets in respect thereof that are not listed in Schedule G;

2.1.1.13. all other tangible and intangible assets used in the Business, excepting only the Excluded Assets (collectively, the foregoing shall be referred to as the “Purchased Assets”).

2.1.2. Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1.1 above or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase, are excluded from the Purchased Assets, and shall remain the property of Seller after the Closing:

2.1.2.1. all minute books, stock and similar records, and company seals;

2.1.2.2. all issued and outstanding shares of capital stock of Seller;

2.1.2.3. all personnel records and other records that Seller is required by law to retain in its possession;

2.1.2.4. all insurance policies and rights thereunder, except as under Section 2.1.1.11; and

2.1.2.5. the Business of the Seller; and,

2.1.2.6. all other rights, property, and assets designated in Schedule H.

2.2. Liabilities.

2.2.1. Assumed Liabilities. As part of the consideration for the Purchased Assets, Buyer agrees to assume and discharge the following (but only the following) Liabilities of Seller, and neither the purchase of the Purchased Assets nor anything in this Agreement shall imply or be deemed to constitute the assumption of any other Liabilities of Seller:

2.2.1.1. any Liability to Seller’s customers incurred by Seller in the Ordinary Course of Business for nondelinquent orders outstanding as of the Closing;

2.2.1.2. any Liability arising after Closing under the Assumed Contracts (other than any Liability arising under the Assumed Contracts arising out of or relating to a Breach that occurred prior to the Closing Date); and

2.2.1.3. any other Liability of Seller described in Schedule I.

Collectively, the foregoing shall be referred to as the “Assumed Liabilities.”

2.2.2. Retained Liabilities. Seller shall retain and be solely responsible for performing, discharging, and satisfying all Liabilities of the Business that are not expressly assumed by Buyer pursuant to Section 2.2.1 above, including but not limited to the following:

2.2.2.1. all Liabilities for trade accounts payable and loans and notes payable;

2.2.2.2. any Liability arising out of or relating to products or services of Seller to the extent manufactured or sold prior to the Closing other than to the extent assumed under Section 2.2.1 above;

2.2.2.3. any Liability under any Assumed Contract that arises after the Closing but that arises out of or relates to any Breach that occurred prior to the Closing;

2.2.2.4. any Liability for Taxes, including (a) any Taxes arising as a result of Seller’s operation of its business or ownership of the Purchased Assets or any other assets prior to the Closing, (b) any Taxes that will arise as a result of the sale of the Purchased Assets pursuant to this Agreement, and (c) any deferred Taxes of any nature;

2.2.2.5. any Liability under any Contract not assumed by Buyer, including any Liability arising out of or relating to any of Seller’s credit facilities or any security interest related thereto;

2.2.2.6. any Environmental, Health, and Safety Liabilities arising out of or relating to the operation of Seller’s business or Seller’s leasing, ownership, or operation of Real Property;

2.2.2.7. any Liability under any Employee Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, healthcare plans or benefits, or any other employee plans or benefits of any kind for Seller’s employees or former employees or both;

2.2.2.8. any Liability under any employment, severance, retention, or termination agreement with any employee of Seller or any of its Related Persons;

2.2.2.9. any Liability arising out of or relating to any employee grievance whether or not the affected employee is hired by Buyer;

2.2.2.10. any Liability of Seller to any Related Person of Seller;

2.2.2.11. any Liability to indemnify, reimburse, or advance amounts to any officer, director, employee, or agent of Seller;

2.2.2.12. any Liability to distribute to any of Seller’s shareholders or otherwise apply all or any part of the consideration received hereunder;

2.2.2.13. any Liability arising out of any Proceeding pending as of the Closing;

2.2.2.14. any Liability arising out of any Proceeding commenced after the Closing and arising out of or relating to any occurrence or event happening prior to the Closing;

2.2.2.15. any Liability arising out of or resulting from Seller’s compliance or noncompliance with any legal requirement or Order of any Governmental Body;

2.2.2.16. any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions;

2.2.2.17. any Liability of Seller based on Seller’s acts or omissions occurring after the Closing;

2.2.2.18. any account payable (other than an account payable to a Related Person of Seller) incurred by Seller in the Ordinary Course of Business between July 1, 2006 and July 10, 2013 that remains unpaid at and is not delinquent as of Closing; and

2.2.2.19. any Liability to Seller’s customers under written warranty agreements given by Seller to its customers in the Ordinary Course of Business prior to the Closing Date (other than any Liability arising out of or relating to a Breach that occurred prior to the Closing Date).

ARTICLE 3. PURCHASE PRICE AND ALLOCATION

3.1. Purchase Price. The purchase price for the Purchased Assets shall be Nine Hundred Thousand (900,000) common voting shares, par value $.001, of the Purchaser (the “Common Shares”) (Purchase Price).

3.2. Payments at the Closing. Buyer shall pay the Purchase Price at the Closing by delivering to Seller a duly executed Stock Power representing the Common Shares, a true and accurate copy of which is attached as Annex A hereto. As soon as practicable thereafter, Buyer shall cause authenticated certificates representing the Common Shares to be issued directly to the respective owners or shareholders of Seller in such amounts and to such parties in accordance with the written instructions of Seller to Buyer in conjunction with the Stock Power.

3.3 Notice of Registration of the Common Shares and Inclusion Thereof. In the event the Buyer decides to register any share of the Common Shares in compliance with the Securities Act of 1933, the Buyer will on each occasion: (i) promptly give the Seller written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Common Shares as specified in a written request delivered to the Buyer by the Seller within 15 days after delivery of such written notice from the Company.

ARTICLE 4. CLOSING

4.1. Closing. The Closing of the Contemplated Transactions provided for in this Agreement (Closing) shall take place on July 10, 2013 or on such other date as the parties hereto may mutually agree (Closing Date), in Ocala, Florida, or at such other place as the parties may mutually agree, at a time to be agreed, or alternatively the Contemplated Transactions may be closed through other mutually agreed exchanges of documents.

4.2. Closing Obligations.

4.2.1. Seller’s Closing Deliveries. At the Closing, Seller will deliver or cause to be delivered to Buyer, in form and substance reasonably acceptable to Buyer and its legal counsel:

4.2.1.1. one or more bills of sale for all of the Purchased Assets that are tangible Personal Property, in the general form attached as Annex B (Bills of Sale), executed by Seller;

4.2.1.2. for each interest in Owned Real Property, a recordable warranty deed, or other instruments of transfer, as the case may require, in form and substance satisfactory to Buyer, executed by Seller;

4.2.1.3. for each interest in Leased Real Property (as defined in Section 5.6.2 below), an appropriate assignment and assumption of each such lease, if applicable, executed by the assigning party, in the general form attached as Annex C (Lease Assignments);

4.2.1.4. assignments of all of the Purchased Assets and Intellectual Property Assets that are intangible Personal Property, in the general form attached as Exhibit E (Intangible Property Assignment), executed by Seller (together with separate assignments of all registered marks, patents, and copyrights for recording in the U.S. Copyright Office or U.S. Patent and Trademark Office);

4.2.1.5. Consents for all Contracts referenced in Section 5.17 below for which such Consent is required by the terms of such Contracts;

4.2.1.6. such other Consents, deeds, bills of sale, assignments, certificates of title, documents, and other instruments of transfer and conveyance as may reasonably be requested by Buyer;

4.2.1.7. employment agreements, if any, in the form of Annex E executed by key employees to be retained as specified on Schedule J (Employment Agreements);

4.2.1.8. a certificate executed by Seller as to the accuracy of its representations and warranties as required by Section 9.1 below and as to its compliance with and performance of its covenants and obligations as required by Section 9.2 below;

4.2.1.9. a certificate of the Secretary of Seller (a) certifying and attaching copies of all required resolutions or actions of Seller’s board of directors (i) approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, and (ii) authorizing and approving the change of name contemplated under this Agreement, accompanied by the requisite documents for amending the relevant Organizational Documents of Seller and required to effect such changes of name, and (b) certifying as to the incumbency and signatures of the Person(s) executing this Agreement and any other agreements required of Seller hereunder; and

4.2.1.10. the legal opinion of Adam S. Tracy, Esquire, as counsel to Seller, in form and substance reasonably satisfactory to Buyer and its counsel

4.2.2. Buyer’s Closing Deliveries. At the Closing, Buyer will deliver and cause to be delivered to Seller, in form and substance reasonably acceptable to Seller and its legal counsel:

4.2.2.1. the Purchase Price, as evidenced by a duly executed Stock Power representing the Common Shares, a true and accurate copy of which is attached as Annex A hereto.

4.2.2.2. the Lease Assignments, if applicable;

4.2.2.3. the Intangible Property Assignment executed by Buyer;

4.2.2.4. the Employment Agreements executed by Buyer;

4.2.2.5. a certificate executed by Buyer as to the accuracy of its representations and warranties as required by Section 10.1 below and as to its compliance with and performance of its covenants and obligations as required by Section 10.2 below;

4.2.2.6. a certificate of the Secretary of Buyer (a) certifying and attaching copies of all required resolutions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, and (b) certifying as to the incumbency and signature of the officers or other Representatives of Buyer executing this Agreement and any other document relating to the Contemplated Transactions; and

4.2.2.7. the legal opinion of Adam S. Tracy, Esquire, counsel to Buyer.

4.2.3. Consents. If there are any Material Consents (as defined in Section 9.3 below) that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Assumed Contract as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (Restricted Material Contracts), Buyer may waive the Closing conditions as to any such Consent and elect to have Seller continue its efforts to obtain the Material Consents

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller and its Shareholders, jointly and severally, represent and warrant to Buyer as follows, acknowledging that Buyer is relying on such representations and warranties for purposes of this Agreement and the Contemplated Transactions, and as added to or excepted by the Disclosure Schedules of Seller delivered in response to the following:

5.1. Organization, Good Standing, and Ownership. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, with full legal power and authority to conduct its Business as it is now being conducted, to own or use all properties and assets that it purports to own or use, and to perform all of its obligations, including under all Contracts. Seller is duly qualified to do business as a foreign entity and is in good standing under the Laws of each state or other jurisdiction in which either the ownership or use of the properties and assets owned or used by it, or the nature of the activities conducted by it, requires such qualification.

5.2. Authority; No Conflict.

5.2.1. Binding Obligation, Etc. This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against it in accordance with the terms hereof. Upon the execution and delivery by Seller of the documents and instruments required pursuant to the Agreement (collectively, “Seller’s Closing Documents”), Seller’s Closing Documents will constitute the legal, valid, and binding obligations of Seller to the extent Seller is a party thereto, enforceable against Seller in accordance with their respective terms. Seller has the absolute and unrestricted legal right, power, authority, and capacity to execute and deliver this Agreement and Seller’s Closing Documents as required of Seller hereunder and to perform its obligations under this Agreement and Seller’s Closing Documents.

5.2.2. No Contravention, Etc. Except as set forth in Schedule K, neither the execution and delivery of this Agreement and Seller’s Closing Documents by Seller, nor the consummation or performance by Seller of any of its respective obligations hereunder or thereunder, will directly or indirectly (with or without notice or lapse of time):

5.2.2.1. contravene, conflict with, or result in a material violation of any provision of the Organizational Documents of Seller or any resolution adopted by the board of directors or shareholders of Seller;

5.2.2.2. contravene, conflict with, or result in a material violation of, or give any Governmental Body or other Person the right to challenge, any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Law or Order to which Seller or any of the Purchased Assets, is subject;

5.2.2.3. contravene, conflict with, or result in a material violation of any of the terms or requirements of, or give any Governmental Body or Person the right to revoke, withdraw, suspend, cancel, terminate, or modify, any governmental authorization that is held by Seller;

5.2.2.4. contravene, conflict with, or result in a material violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which Seller is a party;

5.2.2.5. result in the imposition or creation of any Encumbrance on or with respect to any of the Purchased Assets;

5.2.2.6. cause Buyer to become subject to or liable for the payment of any Tax or cause any of the Purchased Assets to be reassessed or revalued by any taxing authority or Governmental Body; or

5.2.2.7. cause any shareholder of Seller to have any dissenters’ appraisal rights.

Except as set forth in Schedule K, Seller is not, nor will Seller be, required to give any notice to or obtain any Consent from any Governmental Body or Person in connection with the execution and delivery of this Agreement or the consummation or performance of the Contemplated Transactions.

5.3. Books and Records. The books of account, minute books, stock record books, and other records of Seller, all of which have been made available to Buyer or its Representatives, are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books contain accurate and materially complete records of all meetings of, and corporate actions taken by, the members of the board of directors and the shareholders of Seller (including committees thereof), and no meeting of any of the foregoing has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of such books and records will be in the possession of Seller, who will provide to Buyer copies of any relevant documents as Buyer may request.

5.4. Real and Other Property.

5.4.1. Real Property Owned. Schedule B contains a complete and accurate list of all Land and other Real Property or other interests therein owned by Seller (Owned Real Property), if any. Seller has delivered or made available to Buyer copies of the deeds and other instruments of transfer (as recorded) by which Seller acquired such Land and Real Property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys relating thereto in the possession of Seller. Seller owns (with good and indefeasible title) all Owned Real Property that it purports to own, free and clear of all Encumbrances other than Permitted Encumbrances.

5.4.2. Real Property Leased. Schedule L describes each Facility and other Real Property currently Leased by Seller (Leased Real Property). Seller has provided or made available to Buyer copies of each such Lease and all amendments thereto. Each of such Leases is in full force and effect, and Seller is in compliance with all terms and conditions of all such Leases and has paid or provided for all amounts required to be paid or provided for by Seller under or pursuant to the terms thereof. There are no restrictions or limitations in any of said Leases that affect or impair, or that might affect or impair, the use of the premises covered thereby in the conduct and operation of the Business.

5.4.3. Personal Property. Schedule C lists each other item of personal property (Personal Property) owned or leased by Seller and conveyed as Assets to Buyer. Except as disclosed on Schedule C, Seller has good and marketable title to all such items of Personal Property that it purports to own, free and clear of all Encumbrances. In the case of those items of Personal Property that are leased by Seller, Seller has delivered or made available to Buyer copies of each of the Leases, all of which are valid and in full force and effect. Seller is in compliance with all material terms and conditions of each such Lease.

5.5. Condition and Sufficiency. The Owned Real Property, Leased Real Property, and Personal Property (collectively, the “Properties”) are in good operating condition and repair and are adequate for the uses to which particular items thereof are now being put in the course of Seller’s Business or may be put in the future in the course of Buyer’s proposed Business, and none of such property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Properties, considered as a whole, are sufficient for the continued conduct of Buyer’s proposed Business after the Closing as in a similar manner as conducted by Seller prior to the Closing.

5.6. Operation of Business. Seller holds all licenses, permits, accreditations, and authorizations required to conduct the Business as now conducted, and Seller properly maintains all of the Properties, assets, equipment, and related items used by it in connection with its Business as customary in Seller’s industry.  Seller agrees to withdraw from and disclaim any interest in the relevant licenses, permits, accreditations and authorizations in favor of Buyer’s use thereof insofar as they may be transferred or assigned to Buyer in the furtherance of its proposed new Business operations.

5.7. Inventory. All Inventories of Seller consist of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been properly identified and listed on the appropriate Schedule(s).

5.8. Accounts Receivable. All Accounts Receivable are as reflected on the on the records of Seller as of the Closing Date and represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the questionable accounts so listed. Subject to such questionable accounts, each of such Accounts Receivable either has been or will be collected in full, without any setoff, within 90 days after the day on which it first becomes due and payable. There is no contest, claim, defense, or right of setoff, other than returns in the Ordinary Course of Business of Seller, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Schedule M contains a complete and accurate list of all Accounts Receivable and questionable accounts as of the date of Closing, which list sets forth the aging of each such Account Receivable.

5.9. No Undisclosed Liabilities. Except as set forth in Schedule N, Seller has no Liabilities or obligations of any kind or nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) as against the Purchased Assets.

5.10. Legal Proceedings; Orders. Except as set forth in Schedule O, no Proceeding has been commenced by or against Seller that is now pending, and neither Seller nor any officer, director, or employee of Seller is subject to any Order that relates to or may affect the existing Business of Seller or the proposed new Business of Buyer or any of the Purchased Assets. To the Knowledge of Seller, no such Proceeding has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Set forth on Schedule O is a summary of all Proceedings involving Seller in the five years prior to the date of this Agreement. Such summary shall include a brief description of each such Proceeding, the amount or value of such Proceeding, and a brief description of its current status or final disposition.

5.11. Absence of Certain Changes and Events. Except as set forth in Schedule P, Seller has conducted its Business only in the Ordinary Course of Business and there has not been any:

5.11.1. damage to or destruction or loss of any asset, whether or not covered by insurance;

5.11.2. sale (other than sales of Inventories in the Ordinary Course of Business), lease, assignment, abandonment, or other disposition of any asset or property of Seller (including the Intellectual Property Assets) or the creation of any Encumbrance on any asset;

5.11.3. any acceleration of the collection of any accounts receivable or a delay in the payment of any accounts payable outside the Ordinary Course of Business; and

5.11.4. indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with Seller.

5.12. Contracts; No Defaults.

5.12.1. Contracts. Schedule Q describes each:

5.12.1.1. Contract with a customer that involves performance of services or the sale of goods by Seller;

5.12.1.2. Contract with a Person other than a customer that involves the performance of services or purchase or sale of goods;

5.12.1.3. Contract that was not entered into in the Ordinary Course of Business;

5.12.1.4. lease, rental, or occupancy agreement, license, installment, and conditional sale agreement, or other Contract affecting the ownership or leasing of, title to, use of, or leasehold or other interest in, any Real or Personal Property other than those disclosed in Schedule B, C, or L;

5.12.1.5. license agreement or other Contract with respect to patents, trademarks, copyrights, Software, or other intellectual property (including the Intellectual Property Assets), including nondisclosure agreements with current or former employees, consultants, or contractors;

5.12.1.6. applicable Contract not denominated in U.S. dollars;

5.12.1.7. any Contract relating to confidentiality, nonsolicitation, or noncompetition (whether Seller is the object or beneficiary of such obligations);

5.12.1.8. any Contract relating to the settlement or resolution of a Proceeding;

5.12.1.9. any Contract not otherwise mentioned in this Section that is material to the existing Business of Seller or the proposed new Business of Buyer or the Purchased Assets; and

5.12.1.10. amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

5.12.2. Contracts Valid. Except as set forth in Schedule R, each Contract identified or required to be identified in Schedule R is in full force and effect, is valid, and is enforceable in accordance with its terms, and:

5.12.2.1. Seller is in full compliance with all material terms and requirements of each Contract;

5.12.2.2. each other Person that has or had any obligation or Liability under any Contract pursuant to which Seller has or had any rights is in full compliance with all material terms and requirements of such Contract;

5.12.2.3. Seller has not given or received from any other Person, at any time during the previous five years, any notice or other communication (oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract;

5.12.2.4. there are no current renegotiations of, or attempts to renegotiate, the price or other material term of any Contract between Seller and any other Person, and no such Person has made written demand for such renegotiation; and

5.12.2.5. the Contracts referred to in Schedule Q (other than clause 5.12.1.3 above) have been entered into in the Ordinary Course of Business.

5.13. Environmental Matters. Except as disclosed in Schedule S:

5.13.1. Seller is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Seller has no basis to expect, nor has it or any other Person for whose conduct it is or may be held to be responsible received, any actual or threatened Order, notice, or other communication from (a) any Governmental Body or private citizen acting in the public interest or (b) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal, or mixed) in which Seller has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed of, recycled, or received.

5.13.2. There are no pending or, to the Knowledge of Seller, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility or any other property or asset (whether real, personal, or mixed) in which Seller has or had an interest.

5.13.3. Seller has no Knowledge of or any basis to expect, nor has it or any other Person for whose conduct it is or may be held responsible received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation of or failure to comply with any Environmental Law or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any Facility or property or asset (whether real, personal, or mixed) in which Seller has or had an interest, or with respect to any property or Facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed of, recycled, or received.

5.13.4. Neither Seller nor any other Person for whose conduct it is or may be held responsible has any Environmental, Health, and Safety Liabilities with respect to any Facility or, to the Knowledge of Seller, with respect to any other property or asset (whether real, personal, or mixed) in which Seller (or any predecessor) has or had an interest or at any property geologically or hydrologically adjoining any Facility or any such other property or asset.

5.13.5. There are no Hazardous Materials present on or in the Environment at any Facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed), or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller nor any Person for whose conduct it is or may be held responsible, or to the Knowledge of Seller, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility or any other property or assets (whether real, personal, or mixed) in which Seller has or had an interest except in full compliance with all applicable Environmental Laws.

5.13.6. There has been no release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the Environment or into or out of any property (Release) or, to the Knowledge of Seller, a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such a Release (Threat of Release), of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, or from any other property or asset (whether real, personal, or mixed) in which Seller has or had an interest, or to the Knowledge of Seller, any geologically or hydrologically adjoining property, whether by Seller or any other Person.

5.13.7. Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities or concerning compliance, by Seller or any other Person for whose conduct Seller is or may be held responsible, with Environmental Laws.

5.13.8. Seller has obtained all governmental authorizations required under any Environmental Law for the conduct of the operations of Seller as they are currently being conducted.. All required renewals of such governmental authorizations have been timely filed, and Seller has no reason to believe any such governmental authorizations will not be transferrable or reissued, if appropriate, to Buyer for its use in its projected new Business operations in due course without adverse conditions and without material expense or delay. The purchase of the assets will not require the approval of any Governmental Body for the transfer of the governmental authorizations.

5.13.9. No underground storage tanks are located in or under any of the Facilities.

5.13.10. Seller has no reason to believe that any future changes in or enactment of any Environmental Laws will require any material expenditures regarding or changes in the current activities or operations of Seller or planned future new operations of Buyer or will limit the operations thereof.

5.13.11. Schedule 5.13 also contains a complete list of all waste disposal or recycling sites to which Seller has caused to be transported any hazardous materials for recycling or disposal during the past 5 years.

5.14. Employees.

5.14.1. Schedule T contains a complete and accurate listing of each employee of Seller by name and job title as of July 10, 2013.  Buyer shall have the right, at its sole option, to hire or otherwise retain any one or more of Seller’s employees in any capacity deem it shall deem appropriate.

5.14.2. No officer, director, agent, employee, consultant, or contractor of Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (a) to engage in or continue to perform any conduct, activity, duties, or practice relating to the Business of Seller, or (b) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Buyer to conduct its proposed new Business operations in similar manner to those heretofore carried on by Seller.

5.15. Intellectual Property.

5.15.1. Intellectual Property Assets. Schedule E lists all intellectual property assets of Seller (collectively, the “Intellectual Property Assets”), including:

5.15.1.1. the names and all corporate and fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, “Marks”);

5.15.1.2. all patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patents”);

5.15.1.3. all copyrights in both published works and unpublished works (collectively, “Copyrights”);

5.15.1.4. all websites, e-mail addresses, and domain names; and

5.15.1.5. all know-how, trade secrets, confidential information, software, technical information, data, customer lists, price lists, process technology, plans, and drawings (collectively, “Trade Secrets”).

5.15.2. Ownership, Etc. Seller is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use all such Intellectual Property Assets without payment to any Person. None of the Intellectual Property Assets infringes on the rights of any other Person. The Intellectual Property Assets are all of the intellectual property assets necessary for the conduct of the proposed new Business of Buyer similar to the Business currently conducted by Seller.

5.16. Illegal Payments. For the past five years, neither Seller nor any shareholder, director, officer, member, manager, agent, or employee thereof, nor any other Person associated with or acting for or on behalf of Seller, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services, that is or was illegal under applicable law (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured, or (c) to obtain special concessions, or for special concessions already obtained, with respect to any business.

5.17. Products. Schedule U contains a complete and accurate list of all warranty or indemnity claims made against Seller in the past 2 years. Seller has no liability in respect of any product it sold prior to the Closing Date. Seller has not entered into any Contract pursuant to which it is or shall be obligated to make any rebates, discounts, promotional allowances or similar payments or arrangements with or to any existing customer orders.

5.18. Disclosure. No representation or warranty or other statement made by Seller in this Agreement, Seller’s Disclosure Schedule, any supplement to Seller’s Disclosure Schedule, or any other document delivered in connection with the Contemplated Transactions contains any untrue statement or omits a statement of material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading. Seller does not have Knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) and that may materially adversely affect the assets, its business operations, prospects, financial condition, or results of operations of Seller that has not been set forth in this Agreement or the Disclosure Schedule.

5.19. Brokers or Finders. Neither Seller nor its Representatives have incurred any obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the Contemplated Transactions.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows, acknowledging that Seller is relying on such representations and warranties for purposes of this Agreement and the Contemplated Transactions as added to and excepted by the Disclosure Schedules of Buyer delivered in response to the following:

6.1. Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Texas, with full corporate power and authority to conduct its Business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations. Buyer is duly qualified to do business and is in good standing under the Laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

6.2. Enforceability; Authority; No Conflict.

6.2.1. This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Assignments and each other agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

6.2.2. Except as set forth in Schedule 6.2.2., neither the execution and delivery of this Agreement by Buyer, nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to (a) any provision of Buyer’s governing documents, (b) any resolution adopted by the board of directors or the shareholders of Buyer, (c) any legal requirement or Order to which Buyer may be subject, or (d) any Contract to which Buyer is a party or by which Buyer may be bound.

6.2.3. Except as set forth in Schedule 6.2.3, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

6.3. Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.

6.4. Brokers or Finders. Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

6.5. Disclosure. No representation, warranty, or other statement made by Buyer in this Agreement or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits a statement of a material fact necessary to make any such representation, warranty, or statement, in light of the circumstances in which it was made, not misleading.

ARTICLE 7. COVENANTS OF SELLER PRIOR TO CLOSING DATE

7.1. Access and Investigation. Between the date of this Agreement and the Closing Date, Seller will, and will cause its Representatives to, (a) afford Buyer and its Representatives (including any prospective lenders) full and free access to Seller’s personnel, Facilities, Contracts, assets, authorizations, licenses, books and records, and other documents and data; (b) furnish Buyer and its Representatives with copies of all such Contracts, books and records, and other existing documents and data as Buyer may reasonably request; and (c) furnish Buyer and its Representatives with such additional financial, operating, and other data and information as Buyer may reasonably request. In addition, Buyer, shall have the right to have any Purchased Assets, or other Real Property or Personal Property, inspected and to perform any industrial, architectural, or environmental, including any subsurface, testing performed as determined by Buyer.

7.2. Operation of Seller’s Business. Between the date of this Agreement and the Closing Date, Seller will:

7.2.1. except as otherwise agreed to by Buyer in writing, conduct the Business of Seller only in the Ordinary Course of Business;

7.2.2. except as otherwise agreed to by Buyer in writing, use Best Efforts through Closing to preserve intact the current business relationships of Seller, keep available the services of the current officers and key employees of Seller, and maintain the relations and goodwill with customers, suppliers, creditors, employees, agents, and others having business relationships with Seller;

7.2.3. confer with Buyer concerning operational matters of a material nature such as may affect the proposed future Business and operations of Buyer;

7.2.4. maintain the Purchased Assets in a state of repair and condition consistent with the Ordinary Course of Business; and

7.2.5. otherwise report weekly to Buyer concerning the status of Seller’s business, operations, and all other relevant results.

7.3. Negative Covenant. Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller will not, without the prior written Consent of Buyer (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any failure to meet the conditions of Article 9 or any Material Adverse Effect would be likely to occur; (b) make any modification to any material Contract or governmental authorization; (c) allow the levels of supplies, materials, or Inventories to vary materially from the levels customarily maintained; or (d) enter into any compromise or settlement of any litigation, Proceeding, or governmental investigation.

7.4. Required Approvals. As promptly as practicable after the date of this Agreement, Seller will make any filings required by Law to be made by it in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Seller will (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Law to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all Consents required hereunder.

7.5. Notification by Seller. Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if it becomes aware of any fact or condition that causes or constitutes a Breach of any of its representations and warranties herein or if it becomes aware of the occurrence of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any further or modified disclosure hereunder, Seller will promptly deliver to Buyer a supplement to the Schedules specifying such change. Such delivery shall not affect the rights of Buyer under Article 9 or Article 13 below. During the same period, Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Article 7 or of the occurrence of any event that may make the satisfaction of the conditions in Article 9 below impossible or unlikely.

7.6. No Negotiation. Unless and until this Agreement is terminated pursuant to Article 12 below, neither Seller nor its Representatives nor the Shareholders will, or will cause any Third Party to, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer and its affiliates) relating to any transaction involving the sale of the Purchased Assets (other than in the Ordinary Course of Business), or any merger, consolidation, business combination, or similar transaction involving Seller. Seller will immediately inform Buyer of any such inquiry or proposal.

7.7. Change of Name. On or before the Closing Date, Seller will (a) amend its governing documents and take all other actions necessary to change its name to one sufficiently dissimilar to its present name, and (b) take all actions requested by Buyer to enable Buyer to change its name to, or to reserve a name or adopt a trade name the same as or substantially similar to, the present name of Seller.

7.8. Payment of Liabilities. Seller will pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities and obligations such as to protect the integrity and value of the Purchased Assets. Buyer and Seller hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (Bulk Sales Laws) in connection with the Contemplated Transactions.

7.9. Current Evidence of Title.

7.9.1. As soon as is reasonably possible, and in no event later than ten business days after the date of this Agreement, Seller shall furnish to Buyer, at Seller’s expense, for the Purchased Assets to be sold to Buyer, complete and current searches in the name of Seller and other appropriate parties of all Uniform Commercial Code Financing Statement records maintained by the Secretary of State of the states in which Seller is incorporated, the states in which Seller maintains its principal place of business, and each state in which a Facility is located; the appropriate official in each jurisdiction in which a filing would be required in order to perfect a security interest in the Purchased Assets, the clerk or recorder (or other governmental office where such documents are filed for recording) of each state in which any Facility is located, and wherever else Seller or Buyer, based on its investigation, is aware that a Uniform Commercial Code Financing Statement has been filed; together with such releases, termination statements, and other documents as may be necessary to provide reasonable evidence that all items of intangible Personal Property, tangible Personal Property, and fixtures to be sold under this Agreement are free and clear of Encumbrances, other than as permitted under this Agreement.

7.9.2. Each Title Commitment shall include the Title Insurer’s requirements for issuing its title policy, which requirements shall be met by Seller on or before the Closing Date (including those requirements that must be met by releasing or satisfying monetary Encumbrances, but excluding Encumbrances that will remain after Closing and those requirements that are to be met solely by Buyer).

7.9.3. Nothing herein waives Buyer’s right to claim a breach of Section 5 above or to claim a right to indemnification as provided in Article 13 below if Buyer suffers Damages as a result of a misrepresentation with respect to the condition of title to the Purchased Assets.

7.10. Best Efforts. Between the date of this Agreement and Closing, Seller will use its best efforts to cause the conditions in Article 9 below to be satisfied.

ARTICLE 8. COVENANTS OF BUYER PRIOR TO CLOSING DATE

8.1. Required Approvals. As promptly as practicable after the date of this Agreement, Buyer will make all filings required by Law to be made by it to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will cooperate with Seller with respect to all filings that Seller is required by Law to make in connection with the Contemplated Transactions and cooperate with Seller in obtaining all Consents required hereunder.

8.2. Best Efforts. Buyer shall use its best efforts to cause the conditions in Article 10 below to be satisfied.

ARTICLE 9. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to consummate the Contemplated Transactions and close hereunder is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

9.1. Accuracy of Representations. All of the representations and warranties of Seller in this Agreement, and each of such representations and warranties ,must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplements to the Disclosure Schedules.

9.2. Seller’s Performance.

9.2.1. Compliance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively) and each of these covenants and obligations (considered individually) must have been duly performed and complied with in all material respects.

9.2.2. Documents. Each document required to be delivered by Seller must have been delivered, and each of the other covenants and obligations of Seller in this Agreement must have been performed and complied with in all material respects.

9.3. Consents, Etc. Each of the Consents required of Seller must have been obtained, including but not limited to the Consents set forth in Schedule 9.3 (Material Consents) and must be in full force and effect, and there must have been delivered to Buyer such other documents as Buyer may reasonably request for the purpose of (a) evidencing the accuracy of the representations and warranties of Seller; (b) evidencing the performance of, or the compliance by, Seller with any covenant or obligation required to be performed or complied with by them; (c) evidencing the satisfaction of any condition referred to in this Article 9; or (d) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

9.4. No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against Seller, or against any Person affiliated with it, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

9.5. No Claim Regarding Ownership or Sale Proceeds; No Encumbrances. There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any member or other ownership interest in Seller, or (b) is entitled to all or any portion of the Purchase Price payable for the Purchased Assets, or (c) the Purchased Assets. All releases of all Encumbrances on the Purchased Assets must have been delivered, and there must be no challenge to any such release or other claim of Encumbrance.

9.6. No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer, to suffer any material adverse consequence under, any applicable Law or Order.

9.7. Due Diligence. Buyer shall have been satisfied, in its sole discretion, with the results of its due diligence investigation with respect to Seller.

9.8. Board Approval. The board of directors of Buyer shall have approved the Contemplated Transactions and this Agreement in all material respects.

9.9. Governmental Authorizations. Buyer shall have received such licenses, permits, accreditations, and governmental authorizations as are necessary or desirable to allow Buyer to operate its proposed new Business and the assets from and after the Closing.

9.10. Environmental Report. Buyer shall have received an environmental site assessment report with respect to Seller’s Facilities, which report shall be acceptable in form and substance to Buyer in its sole discretion.

9.11. Worker Adjustment and Retraining Notification Act (WARN) Act Notice Periods and Employees.

9.11.1. All requisite notice periods under the WARN Act shall have expired.

9.11.2. Identified in Annex E as requiring Employment Agreements and those other key employees of Seller identified on Annex E or substitutes therefor who shall be acceptable to Buyer, in its sole discretion, shall have accepted employment with Buyer with such employment to commence on and as of the Closing Date.

9.11.3. Substantially all other employees of Seller shall be available for hiring by Buyer, in its sole discretion, on and as of the Closing Date.

9.12. No Material Adverse Effect. Since the date of this Agreement, there shall have been no fundamental change in the Purchased Assets of the Seller which is reasonably expected to result in a Material Adverse Effect to the value of the Purchased Assets.

9.13. Additional Documents. Each of the following documents and instruments shall have been delivered to Buyer:

9.13.1. an opinion of counsel for Seller dated the Closing Date; and

9.13.2. such other documents as Buyer may reasonably request.

ARTICLE 10. CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

The obligation of Seller to consummate the Contemplated Transactions and close hereunder is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

10.1. Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

10.2. Buyer’s Performance.

10.2.1. Compliance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

10.2.2. Documents. Each document required to be delivered and payment required to be made by Buyer must have been delivered or made, and each of the other covenants and obligations of Buyer in this Agreement must have been performed and complied with in all material respects.

10.3. Consents, Etc. Each of the Consents required of Buyer hereunder must have been obtained and must be in full force and effect, and Buyer must have caused to be delivered to Seller such other documents as it may reasonably request for the purpose of (a) evidencing the accuracy of the representations and warranties of Buyer, (b) evidencing the performance of, or the compliance by, Buyer with any covenant or obligation required to be performed or complied with by Buyer, (c) evidencing the satisfaction of any condition referred to in this Article 10, or (d) otherwise facilitating the consummation of any of the Contemplated Transactions.

10.4. No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against Buyer any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

10.5. Additional Documents. Each of the following documents and instruments shall have been delivered to Seller:

10.5.1 an opinion of counsel for Buyer dated the Closing Date; and

10.5.2. such other documents as Seller may reasonably request.

ARTICLE 11. ADDITIONAL COVENANTS

11.1. Employees and Employee Benefits.  Any unpaid compensations or benefits due to Seller’s employees up to and including the date of Closing and thereafter shall be the sole responsibility of Seller.

11.2. Payment of All Taxes Resulting from Sale of Assets by Seller. Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Purchased Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed and legal requirements.

11.3. Payment of Other Retained Liabilities. In addition to payment of Taxes, Seller shall pay, or make adequate provision for the payment in full of, all the Retained Liabilities and other Liabilities of Seller under this Agreement. If any such Liabilities of Seller are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Purchased Assets, Buyer may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and make a claim for the full amount of all such payments against Seller under any Escrow Agreement that  may be adopted or directly to Seller, at Buyer’s option.

11.4. Removing Excluded Assets. On or before the Closing Date, Seller shall remove all Excluded Assets from all Facilities and other Real Property to be occupied by Buyer. Such removal shall be done in a manner as to avoid any damage to the Facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing. Any damage to the Purchased Assets or to the Facilities resulting from such removal shall be paid by Seller at the Closing. Should Seller fail to remove the Excluded Assets as required by this Section, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Seller’s sole cost and expense, (b) to store the Excluded Assets and to charge Seller all storage costs associated therewith, (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of them under the Laws governing unclaimed property, or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at Law or in equity. Seller shall promptly reimburse Buyer for all costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Seller on or before the Closing Date.

11.5. Reports and Returns. Seller shall promptly after the Closing prepare and file all reports and returns required by legal requirements relating to dissolution of or winding down of the Business of Seller.

11.6. Assistance in Proceedings. Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status, or transaction on or before the Closing Date involving Seller or the Purchased Assets.

11.7. Noncompetition, Nonsolicitation, and Non-Disparagement.

11.7.1. Noncompetition. For a period of five years after the Closing Date, Seller, its officers, directors or managers shall not, anywhere in the United States directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to, or guarantee the obligations of any Person engaged in or planning to become engaged in the a business similar to the Business proposed to be created by Buyer, provided, however, that Seller may purchase or otherwise acquire up to (but not more than) fifty (50%) percent of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act, 15 U.S.C. §78(l).

11.7.2. Nonsolicitation. For a period of five years after the Closing Date, Seller, its officers, directors or managers shall not, directly or indirectly:

11.7.2.1. solicit the business of any Person who is a customer of Buyer;

11.7.2.2. cause, induce, or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant, or other business relation of Buyer to cease doing business with Buyer or to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;

11.7.2.3. cause, induce, or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant, or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer or to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or

11.7.2.4. hire, retain, or attempt to hire or retain any employee or independent contractor of Buyer without prior written permission of Buyer, or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

11.7.2.5. for purposes of this Section 11.7.2, the term “customer” shall mean and include any Person that is a customer of Buyer on or after the Closing Date, including prior customers of Seller who are also or become customers of Buyer and shall further include any Person to whom Buyer responds to a request for information or proposal as to the potential performance of services or sale of goods.

11.7.3. Non-Disparagement. After the Closing Date, Seller will not disparage Buyer or any of Buyer’s shareholders, directors, officers, employees, or agents.

11.7.4. Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 11.7 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 11.7 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 11.7 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Purchased Assets and to prevent any unfair advantage conferred on Seller.

11.7.5. Remedies. In the event of a Breach of any or all of the provisions of this Agreement by Seller, Buyer’s remedies for such Breach (including its right to injunctive relief as provided for below) may be enforced against the breaching party or parties in any court of competent jurisdiction. In addition, damages are not an adequate remedy for a Breach of any of the terms of this Section 11.7; therefore, in the event of any such Breach or threatened Breach, Buyer shall be entitled to specific performance or an injunction restraining Seller from such act or conduct in addition to such other remedies as may be available to Buyer for such Breach or threatened Breach.

11.8. Customer and Other Business Relationships. After the Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the proposed new Business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers, and others, and Seller will satisfy its obligations in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to such businesses. Neither Seller nor any of its officers, employees, agents, or shareholders shall take any action that would tend to diminish the value of the assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.

11.9. Retention of and Access to Records. After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record retention policies and practices those records of Seller delivered to Buyer. Buyer also shall provide Seller and its Representatives reasonable access thereto, during normal business hours and on at least [three] days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to records that are Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.

11.10. Further Assurances. The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

ARTICLE 12. TERMINATION

12.1. Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

12.1.1. by either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

12.1.2. by (a) Buyer if any of the conditions in Article 9 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date, or (b) Seller if any of the conditions in Article 10 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

12.1.3. by Buyer if Buyer is not satisfied, in its sole discretion, with the results of its due diligence investigation of Seller;

12.1.4. by mutual Consent of Buyer and Seller; or

12.1.5. by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before July 11, 2013, unless the parties hereto expressly agree in writing to extend that date.

12.2. Effect of Termination. Each party’s right of termination under Section 12.1 above is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.

ARTICLE 13. INDEMNIFICATION; REMEDIES

13.1. Survival. All representations, warranties, covenants, and obligations in this Agreement, the Schedules, any supplements to the Schedules, and any certificates or other documents delivered pursuant to this Agreement will survive the Closing, subject to the time limit for indemnification claims under Section 13.5 below.

13.2. Right to Indemnification and Knowledge. The right of a party to indemnification or other remedies based on such representations, warranties, covenants, obligations, Schedules, supplements to Schedules, certificates, and other documents will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired), by such party at any time, whether before or after the execution and delivery of this Agreement or the Closing Date. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect a party’s right to indemnification or other remedy based on such representation, warranty, covenant, or obligation.

13.3. Indemnification by Seller. Seller and Shareholders [jointly and severally] shall indemnify and hold harmless Buyer and Buyer’s affiliates and their respective Representatives (collectively, the “Buyer Indemnified Persons”) from and against, and will pay to Buyer Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), or expense (including costs of investigation and defense and reasonable attorneys’ fees) incurred or diminution of value suffered by Buyer or any Buyer Indemnified Person, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

13.3.1. any Breach by Seller of any of its representations, warranties, covenants, or agreements in this Agreement, the Schedules hereto, any supplements to the Schedules, or any other certificate or document delivered by Seller pursuant to this Agreement;

13.3.2. any failure of title to, or Encumbrance (other than a Permitted Encumbrance) on, any of the Purchased Assets;

13.3.3. any liability for Taxes assessed against the Purchased Assets (including penalties and interest) for or attributable to any period ending on or before the Closing Date or incurred by Seller in connection with the Contemplated Transactions;

13.3.4. any claim by any Person for brokerage or finder’s fees or commissions or similar payments that is contrary to the representations and warranties of Seller; or

13.3.5. any failure by Seller to satisfy any of the Retained Liabilities.

The remedies provided in this Section 13.3 will not be exclusive of or limit any other legal or equitable remedies that may be available to Buyer or Buyer Indemnified Persons.

13.4. Indemnification by Buyer. Buyer will indemnify and hold harmless Seller from and against and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with

13.4.1. any Breach of any representations, warranties, covenants, or agreements of Buyer in this Agreement or in any certificate or document delivered by Buyer pursuant to this Agreement;

13.4.2. any claim by any Person for brokerage or finder’s fees or commissions or similar payments that is contrary to the representations and warranties of Buyer; and

13.4.3. any failure of Buyer to satisfy any Assumed Liability.

13.5. Time Limitation on Indemnification Claims. If the Closing occurs, a party’s right to seek indemnification from the other party shall be limited as follows:

13.5.1. Buyer’s Claims. Buyer’s claims for indemnification that involve:

13.5.1.1. breaches of representations and warranties in Articles 5 and 7 of this Agreement

13.5.1.2. matters described in other Sections hereof must be asserted by Buyer prior to a date that is three years after the Closing Date.

13.5.2. Seller’s Claims. Claims of Seller for indemnification that involve:

13.5.2.1. breaches of representations and warranties in Articles 6 and 8 of this Agreement

13.5.2.2. matters described in other Sections hereof must be asserted by Seller prior to a date that is three years after the Closing Date.

13.5.3. Form of Claims. A party asserting a claim for indemnification hereunder must do so in writing to the other party, specifying in reasonable detail (to the extent then known) the basis for the claim. All notices of claims must comply with, and will be deemed asserted on a date determined under, Section 13.5.22 below.

13.6. Limitations on Amount.

13.6.1. Seller. Seller (a) will have no liability to indemnify Buyer for Damages under this Agreement until the total of all of its Damages exceeds $5,000 and then only for the amount by which such Damages exceed $5,000; provided, however, that Damages of Buyer based on Sections contained in Articles 5 and 7 hereof shall be fully indemnified dollar-for-dollar without regard to such threshold amount, and (b) Seller’s total aggregate indemnification obligations under this Agreement shall not exceed the amount of $500,000. Notwithstanding the foregoing, the limitations of this Section will not apply to any Breach of any of the representations and warranties of Seller of which Seller had Knowledge at any time prior to the date on which such representation and warranty was made or in the event of any fraud or intentional Breach by Seller of any covenant or obligation hereunder, and Seller will be liable for all Damages with respect to such Breaches.

13.6.2. Buyer. Buyer will (a) have no liability to indemnify Seller for Damages under this Agreement until its total Damages exceed $5,000, and then only for the amount by which such Damages exceed $5,000, and (b) Buyer’s total aggregate indemnification obligations under this Agreement shall not exceed the amount of $500,000. Notwithstanding the foregoing, the limitations of this Section will not apply to any Breach of any of Buyer’s representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty was made or to any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.

13.7. Right of Setoff. Buyer may set off the amount of any Damages to which it becomes entitled under this Article 13 against any amounts otherwise due or that may become due from Buyer to Seller. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

13.8. Procedure for Indemnification — Third-Party Claims.

13.8.1. Notice to Indemnifying Party. Promptly after receipt by an indemnified party under Section 13.3 or 13.4 above of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give written notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is materially prejudiced by the indemnified party’s failure to give such notice.

13.8.2. Defense. If an indemnified party gives notice to the indemnifying party pursuant to Section 13.8.1 of the assertion of a Proceeding, the indemnifying party shall be entitled to participate in the defense of such Proceeding and, to the extent that it wishes (unless (a) the indemnifying party is also a Person against whom the Proceeding is made and the indemnified party determines in good faith that joint representation would be inappropriate or (b) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party shall not, so long as it diligently conducts such defense, be liable to the indemnified party under this Article 13 for any fees of other counsel with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (a) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification and (b) no compromise or settlement of such Proceedings may be effected by the indemnifying party without the indemnified party’s consent unless (i) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person, (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party, and (iii) the indemnified party shall have no liability with respect to any compromise or settlement of such Proceedings effected without its consent. If notice is given to an indemnifying party of the assertion of any Proceeding and the indemnifying party does not, within [ten] days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

13.8.3. Defense Rights in Certain Circumstances. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates (other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement), the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

13.9. Procedure for Indemnification — Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

13.10. Determination of Indemnification. Buyer or Seller shall be entitled to indemnification with respect to a claim made against the other:

13.10.1. by mutual agreement between Buyer and Seller;

13.10.2. in the case of Buyer, as a result of any Taxes for which Buyer is entitled to indemnification at the time liability for such Taxes is incurred; and

13.10.3. in all other cases, upon receipt of a final and appealable order.

13.11. Payment of Indemnification.

13.11.1. By Seller. If any indemnification becomes due from Seller to Buyer hereunder, such indemnification shall be paid, first, from the funds under any Escrow Agreement, and, second, if the amount of the indemnification due Buyer cannot be fully satisfied from such funds, the remaining amount thereof shall be paid by Seller within [ten] days after Buyer becomes entitled to indemnification by certified check, bank draft, or wire transfer to an account designated by Buyer.

13.11.2. By Buyer. If any indemnification becomes due from Buyer to Seller hereunder, such indemnification shall be paid by Buyer by certified check, bank draft, or wire transfer within [ten] days after Seller becomes entitled to such indemnification.

ARTICLE 14. GENERAL PROVISIONS

14.1. Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its or their respective own expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of their respective Representatives. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

14.2. Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be made, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Law, prior to the Closing, Seller shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person other than its Representatives. Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers, and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present when they are so informed.  Buyer may, at its sole option, make any required filings to the United States Securities and Exchange Commission as it shall determine prudent, including but not limited to reports on forms 8-K, 10-Q, 10-K or otherwise.

14.3. Confidentiality. Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, except for reasonably required disclosures to their respective Representatives, and will cause their respective directors, officers, managers, employees, and Representatives to maintain in confidence, any confidential written, oral, or other information obtained from another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party; (b) the use of such information is necessary or appropriate in making any filing or obtaining any Consent or approval required for the consummation of the Contemplated Transactions; or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal Proceedings.

14.4. Notices. All notices, Consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested; or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to Buyer:

Steven L. Sample, CEO
Acacia Diversified Holdings, Inc.
3512 East Silver Springs Boulevard - #243
Ocala, FL  34470
Telephone:  (352) 427-6848
Facsimile:  (877) 513-6295

with a copy to legal counsel for Buyer:

Adam S. Tracy, Esquire
800 W. Fifth Avenue - Suite 201A
Naperville, IL 60563
Facsimile No: (630) 689-9471

If to Seller c/o:

William J. Howe, President
Red Phoenix Extracts, Inc.
3495 S. U.S. Hwy.1, Bldg. 12-E
Ft. Pierce, FL 34982
Telephone: (772) 464-9800
Facsimile:  (772) 464-0408

14.5. Arbitration. Except as provided elsewhere in this Agreement, any dispute, controversy, or claim arising under or relating to this Agreement or the Contemplated Transactions (Dispute) shall be resolved by final and binding arbitration administered by the American Arbitration Association (AAA) under its Commercial Arbitration Rules, subject to the following:

14.5.1. Demand. Either party may demand that any Dispute be submitted to binding arbitration. The demand for arbitration shall be in writing, shall be served on the other party in the manner prescribed in Section 14.4. above for the giving of notices, and shall set forth a short statement of the factual basis for the claim, specifying the matter or matters to be arbitrated.

14.5.2. Panel. The arbitration shall be conducted by three arbitrators appointed by the AAA (collectively, the “Arbitrators”) who shall conduct such evidentiary or other hearings as they deem necessary or appropriate and thereafter shall make their determination as soon as practicable. Any arbitration pursuant hereto shall be conducted by the Arbitrators under the guidance of the Federal Rules of Civil Procedure and the Federal Rules of Evidence, but the Arbitrators shall not be required to comply strictly with such Rules in conducting any such arbitration. All such arbitration Proceedings shall take place in [location].

14.5.3. Other. Except as otherwise provided herein:

14.5.3.1. each party shall bear its own costs and fees, including travel expenses, out-of-pocket expenses (including, but not limited to, copying and telephone), witness fees, and reasonable attorneys’ fees and expenses;

14.5.3.2. the fees and expenses of the Arbitrators and all other costs and expenses incurred in connection with the arbitration shall be borne equally by the parties; and

14.5.3.3. notwithstanding the foregoing, the Arbitrators shall be empowered to require any one or more of the parties to bear all or any portion of the costs and fees of the other party or the fees and expenses of the Arbitrators in the event that the Arbitrators determine such party has acted unreasonably or in bad faith.

14.5.4. Equitable Relief. Notwithstanding the other provisions of this Section 14.5, nothing herein shall be deemed to preclude a party hereto from seeking injunctive or other equitable relief from a court of competent jurisdiction.

14.6. Jurisdiction; Service of Process. Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the Marion County, Florida or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of Florida and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary, and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this Section 14.6 may be served on any party anywhere in the world.

14.7, Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

14.8. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

14.9. Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

14.10. Assignments; Successors; No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior Consent of the other party, except that Buyer may assign any of its rights under this Agreement to any subsidiary or affiliate of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects on, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

14.11. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

14.12. Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

14.13. Governing Law. This Agreement and all claims or causes of action that may be based on, arise out of, or relate to this Agreement or the negotiation, execution, or performance under this Agreement, including any claim based on or related to any representation or warranty made in or in connection with this Agreement will be governed by the internal laws of the State of Florida without regard to its conflict of laws principles.

14.14. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Counterparts may be sent electronically via facsimile or scanned and transmitted via email or the Internet, provided the receipt thereof is acknowledged by recipient, or the counterparts may be sent via prepaid United States Mail or air courier service, and will be considered delivered to recipient upon receipt of a delivery confirmation by the carrier thereof.

14.15. Legal Fees. If a legal Proceeding is brought by one party against the other party, the prevailing party, as determined by a court of competent jurisdiction, shall be entitled to its reasonable attorneys’ fees and costs from the non-prevailing party.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.

BUYER:

ACACIA DIVERSIFIED HOLDINGS, INC.
(A Texas  Corporation)

        /s/ Steven L. Sample
By: Steven L. Sample
Its: Chief Executive Officer

SELLER:

Red Phoenix Extracts, Inc.
(A Florida Corporation)

        /s/ William J. Howe
By: William J. Howe
Its: President

Signature page

Schedules and Annexes to the Agreement

SCHEDULE A
PERMITTED ENCUMBERANCES OF SELLER

SCHEDULE B
REAL PROPERTY OF SELLER

SCHEDULE C
PERSONAL PROPERTY OF SELLER

SCHEDULE D
ASSUMED CONTRACTS

SCHEDULE E
INTELLECTUAL PROPERTY OF SELLER

SCHEDULE F
DEPOSITS, PREPAID EXPENSES AND CLAIMS FOR REFUNDS

SCHEDULE G
OFFSETS AGAINST DEPOSITS, PREPAID EXPENSES
AND CLAIMS FOR REFUNDS

SCHEDULE H
EXCLUDED ASSETS OF SELLER

SCHEDULE I
OTHER LIABILITIES OF SELLER

SCHEDULE J
EMPLOYMENT AGREEMENTS

SCHEDULE K
EXCEPTIONS TO PERFORMANCE, REQUIRED NOTICES OR CONSENTS

SCHEDULE L
LEASES OF REAL PROPERTY AND FACILITIES

SCHEDULE M
ACCOUNTS RECEIVABLE

SCHEDULE N
LIABILITIES OF SELLER

SCHEDULE O
LEGAL PROCEEDINGS

SCHEDULE P
MATERIAL CHANGES

SCHEDULE Q
ALL CONTRACTS OF SELLER

SCHEDULE R
INVALID/DISPUTED CONTRACTS

SCHEDULE  S
ENVIRONMENTAL MATTERS

SCHEDULE T
EMPLOYEES OF SELLER

SCHEDULE U
WARRANTY AND INDEMNIFICATION CLAIMS

SCHEDULE 5.13
HAZARDOUS MATERIALS TRANSPORTED BY SELLER FOR
RECYCLING OR DISPOSAL IN PAST 5 YEARS

SCHEDULE 6.2.2
AUTHORIZED DELAYS TO PERFORMANCE

SCHEDULE 6.2.3
CONSENTS REQUIRED OF BUYER

SCHEDULE 9.3
MATERIAL CONSENTS REQUIRED OF SELLER

ANNEX A
STOCK POWER

ANNEX B
BILL OF SALE

ANNEX C
ASSIGNMENT OF LEASE(S)

ANNEX D
ASSIGNMENT OF INTANIGBLE ASSETS

ANNEX E
EMPLOYMENT AGREEMENTS

SCHEDULE A

PERMITTED ENCUMBRANCES OF SELLER

Buyer accepts assignment of indebtedness of Seller as:

SBA Loan originated 4/19/2007 in the amount was $448,100 payable at $5,205.46. Loan balance as of 6/18/2013:	$226,100
Assignment of other individual revolving debt:	223,443
Total Seller indebtedness to be accepted by Buyer:	$449,543

SCHEDULE B

REAL PROPERTY OF SELLER

None.  Not applicable.

SCHEDULE C

PERSONAL PROPERTY OF SELLER
TO BE TRANSFERRED TO BUYER

The following personal property is transferred to Buyer as Acquired Assets:

•	Variable control feeder regulator, stainless steel hopper w/conveyer, SS screw conveyer
•	Fabrications for screw conveyors for variable feeder system
•	GL 140831 Super sack filling/weighing/metal detection, pallet moving system, etc.
•	Eriez SS covered product feeder, HI-IV Vibratory Equipment Feeder
•	SS Fitzmill jacketed Model #DA06 w/SS Product Hopper, slide gates, 3 screens
•	GL 141204 FMC Vibratory Sorter Conveyor 13’ X 34’
•	GL 140677 Urschel Dicer, Model RA-D s/n #1597 set up for 1/8” X 1/8” X 1/8”
•	SS GL Onley Model 40 Stone Crib 8’ X 41” (@ @ $500 each)
•	Meyer Magne-Flex Sorter Conveyor Model #MFNV 2-22
•	Proctor Schwartz Dryer System with two burners, including installation costs for mechanical, electrical system & controls
•	Third burner for Proctor Schwartz Drying System with corresponding electrical control system, wiring, install
•	One assortment replacement parts for Proctor Schwartz Dryer System
•	Electric motor control panel for dryer system, including wiring & install
•	Electrical Panel/Dryer Wiring Install
•	Reitz Model RSP-6-KZ Stainless steel screw press, 1.5 HP, with variable speed main drive s/n RSP 86003801
•	Comitrol Processor Model 3600 S/n 876-CP-1948, 10 HP, with cutting head, impeller, cutting enclosure
•	4,000 gallon polyurethane water holding and circulating tank
•	1,000 pound peel bin automated handling system
•	RansHorn Spreader, adjustable to 18” diameter with mechanical adjustable mechanism and drive, ¾ HP @ 28.8 RPM
•	Electrical Motor control panel motor controls for the Schwartz dryer "Red Cabinet"
•	LS48 Sweco 48” multi-deck sifter system
•	Variable Control Feeder Regulator; Stainless steel hopper w/conveyor; SS Screw Conveyor – "Infeed"
•	Installation of Pacific Harvest Equipment
•	Installation of Proctor Schwartz Dryer - mechanical assembly & install; electrical & controls
•	Labor to fabricate and install screw conveyors for variable feeder system
•	GL 140831 Super Sack Filling/Weighing/Metal Detection Pallet Moving System, etc.
•	G/L 140677 Urschel Dicer, Model RA-D s/n#1597 set up for 1/8" x 1/8" x 1/8"
•	SS Fitzmill Jacketed Model #DA06 w/ SS Product Hopper, Slidegates, 3 Screens
•	Eriz SS Covered Product Feeder, HI-VI Vibratory Equipment Feeder
•	GL 141204 FMC Vibratory Sorter Conveyor 13' x 34'
•	Burner 2 Actuator (new 2013)
•	Vincent Dehydration Equip Press with Eelctric Motor KP-10K76
•	Piedmont Metal Fab. Model 990089 Sorter Conveyor

•	Proctor Schwartz Dryer System (includes 1 - 1.5MM BTU Burner, 1 - 1.0 BTU Burner)
•	Replacement Parts for Schwartz Dryer quoted by Gary Jones (March 10th email)
•	Electrical Panel/Dryer Wiring install
•	Reitz Model RSP-6-KZ Stainless Steel Screw Press, 1.5 H.P. Var. speed main drive S/N RSP 86003801
•	Comitrol Processor Model 3600 Serial No. 876 CP-1948, 10 H.P., cutting head, impeller, cutting enclosure
•	4,000 gallon polyurethane water holding and recirculating tank
•	1,000 lb. peel bin automated handling system
•	RamsHorn Spreader, adjustable 18" dia. Mechanical adjustable mechanism and drive 3/4 H.P. 28.8 RPM
•	(3rd Burner) 120 AH Burner, electrical control system, wiring, and installation, gas train. 1.5MM BTU (new 2013)
•	LS48 Sweco 48" multi deck sifter system
•	Hyster Fork Lift Truck
•	2nd story Tool Room (constructed 2013)
•	Stainless Steel Tank mounted with Screw Conveyor and electric motor
•	HP Laptop and MicroSoft Software
•	Furniture, refrigerator, freezer, phone, 5 - 8 ft tables, 2 filing cabinets, office supplies
•	Misc. tools,
•	Bag sewing machine sealing system, Newlong
•	Custom peel press with electric motor/screen
•	Fruit Bin Dump Table with screw conveyor/motor/installation
•	3 Stainless Steel reactor tanks approx 750 gal capacity
•	Lightning mixing motor and SS prop
•	Red pallet Jack Lift
•	White pallet Jack Lift
•	5 Propane tanks for Fork Lift Truck
•	Electric hoist with 4 leg frame
•	1st Rice Lake Scale
•	2nd Rice Lake Scale
•	Misc Lab equipment, moisture analyzer, volomiter, Cooper humidity instr.
•	3 Honda Pressure Cleaners, (2 - 2700psi, 1- 4000 psi)
•	Aluminum Dock Plate
•	Misc items: motors, stainless steel hoppers, pumps, Weider air pump, hose,
•	24" W x 28' L Stainless Steel incline belt conveyor, 1.5 HP Electric Motor
•	24" W x 15' MCM Vibratory Sorter Conveyor, 3.0HP Electric Motor
•	Safeline Metal Dector, gravity feed
•	Loma Systems IQ2 Metal Detection System, Gravity Feed
•	any cash and cash equivalents of Seller as may be available following the Closing
•	all Inventories of finished products, unfinished products, raw materials or otherwise
•	all other tangible assets used in the Business
•	1987 International Flatbed Truck Model 1654 odometer 207,937 miles,
•	VIN# IHTLAHGM5HH483535
•	2 spare tires used for IHC Truck (above)

SCHEDULE D

ASSUMED CONTRACTS

Seller assigns to Buyer:

•	all commitments and purchase orders related to the sale of finished products of RPE
•	all contracts and agreements relating to sales of finished products of RPE
•	insofar as transferrable, all licenses and permits of RPE, including but not limited to Food License, Organic Certification License, Kosher Certification, and HACCP System
•	the agricultural certification for rent subsidies
•	the property and facility leases listed in Schedule L
•	all work-in-process and open sales orders
•	all permits, licenses, accreditations, and authorizations and all pending applications therefor or renewals thereof, in each case to the extent assignable or transferable to Buyer

SCHEDULE E

INTELLECTUAL PROPERTY OF SELLER

The following Intellectual Property is transferred to Buyer as a part of the Acquired Assets:

•	all registered marks, patents, and copyrights as recorded in or for recording in the U.S. Copyright Office or U.S. Patent and Trademark Office
•	all unregistered work in process as to marks, patents, and copyrights
•	the Trade Secret Intellectual Property – Emulsion System
•	the Trade Secret Intellectual Property – Peel Processing System
•	all names and all corporate and fictional business names, trading names
•	all unregistered trademarks, service marks, and applications insofar as they are assignable
•	all patent applications, and inventions and discoveries that may be patentable
•	all copyrights in both published works and unpublished works
•	all websites, e-mail addresses, and domain names
•	all know-how, trade secrets, confidential information, software, technical information, data, customer lists, price lists, process technology, plans, and drawings
•	all customer lists containing of all clients and customers of RPE
•	all “Assumed Contracts” listed or described in Schedule D
•	all other Intellectual Property Assets and all other intangible rights and property, including going-concern value, goodwill, telephone and telecopy listings, and software
•	all rights to all claims against Third Parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or noncontingent
•
all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities prior to the Closing, unless expended in accordance with this Agreement

•	all deposits and prepaid expenses and claims for refunds of Seller as listed in Schedule F and offsets in respect thereof that are not listed in Schedule G
•	all other tangible and intangible assets used in the Business, excepting only the Excluded Assets

SCHEDULE F

DEPOSITS, PREPAID EXPENSES AND CLAIMS FOR REFUNDS

Seller assigns to Buyer the following:

•	Prepaid amount as deposit with Ft. Pierce Power and Light utility

SCHEDULE G

OFFSETS AGAINST DEPOSITS, PREPAID EXPENSES
AND CLAIMS FOR REFUNDS

None.

SCHEDULE H

EXCLUDED ASSETS OF SELLER

•	all minute books, stock and similar records, and company seals;

•	all issued and outstanding shares of capital stock of Seller;

•	all personnel records and other records that Seller is required by law to retain in its possession; and

•	the actual Business of Seller

SCHEDULE I

OTHER LIABILITIES OF SELLER

None.

SCHEDULE J

EMPLOYMENT AGREEMENTS

None

SCHEDULE K

EXCEPTIONS TO PERFORMANCE, REQUIRED NOTICES OR CONSENTS

None

SCHEDULE L

LEASES OF REAL PROPERTY AND FACILITIES

The Company currently leases two adjoining facilities located in the Ft. Pierce State Farmers’ Market.

•	Lease #1: 3495 South U.S. Highway 1, Unit 12 East, Ft. Pierce, Florida 34982. Total square footage, 9,566 square feet having a monthly rent* of $2,709.92;

•	Lease #2: 3495 South U.S. Highway 1, Unit 12 West, Ft. Pierce, Florida 34982. Total square footage, 4,959 square feet having a monthly rent* of $1,981.44.

Combined monthly rent on the two units is $4,691.36

•	Monthly lease obligations are net of lease credits in conjunction with Florida Agricultural Lease Certifications.

SCHEDULE M

ACCOUNTS RECEIVABLE

None.

SCHEDULE N

LIABILITIES OF SELLER

Buyer accepts the following liabilities of Seller:

●	Professional Fees related to Trade Secret technology	$47,500
●	Account payable	22,450
Total Seller liabilities assumed by Buyer		$69,950

SCHEDULE O

LEGAL PROCEEDINGS

None.

SCHEDULE P

MATERIAL CHANGES

None.

SCHEDULE Q

ALL CONTRACTS OF SELLER

Seller hereby assigns to Buyer all leases, all contracts relating to sales of finished products, including all verbal and written commitments for future sales effective July 10, 2013 and thereafter, and all other contracts of any nature whatsoever.

SCHEDULE R

INVALID/DISPUTED CONTRACTS

None

SCHEDULE S

ENVIRONMENTAL MATTERS

None

SCHEDULE T

EMPLOYEES OF SELLER

Employee Name	Title or Position

Donny Davis	Production Generalist
Elijah Clark	Production Generalist
Bedole Derisse	Production Generalist
Carlos Desulme	Production Generalist
Kianes Esteban	Production Generalist
Nicholas Habula	Truck Driver
Antoine Henderson	Production Supervisor
Matthew Horowitz	Production Supervisor
Johnny Howard	Production Generalist
Constance Howe	Administrative Assistant
William Howe	President
Jean Baptiste Treyvious	Production Generalist
Joseph Servandieu	Production Generalist
Joseph Jude	Production Generalist
Roberts Naldes	Production Generalist
Robert Robinson	Production Supervisor
Clarence Shivers	Operations Manager
Roytez Taylor	Production Generalist
James Vickers	Production Generalist
Jean Louis Voltaire	Production Generalist
Derek Wagner	Production Generalist
Mary Jeanne Wilson	Accounting Services

SCHEDULE U

WARRANTY AND INDEMNIFICATION CLAIMS

None

SCHEDULE 5.13

HAZARDOUS MATERIALS TRANSPORTED BY SELLER FOR
RECYCLING OR DISPOSAL IN PAST 5 YEARS

None.

SCHEDULE 6.2.2

AUTHORIZED DELAYS TO PERFORMANCE

None

SCHEDULE 6.2.3

CONSENTS REQUIRED OF BUYER

•	Written consent of Acacia Board of Directors

SCHEDULE 9.3

MATERIAL CONSENTS REQUIRED OF SELLER

•	Written consent of Red Phoenix Extracts, Inc. Board of Directors

•	Written Consent of the Shareholders of Red Phoenix Extracts, Inc.

ANNEX A

IRREVOCABLE STOCK POWER

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer for the benefit of Red Phoenix Extracts, Inc. (“Red Phoenix”), an entity organized under the laws of Florida, Nine Hundred Thousand (900,000) shares of the Common Stock of Acacia Diversified Holdings, Inc. (the “Corporation”).

At the direction of Seller as soon as practicable following this date, Buyer shall cause authenticated certificates representing the Common Shares to be issued directly to the respective owners or shareholders of the Assets of Seller in such amounts and to such parties as in accordance with the written instructions of Seller in conjunction with the Stock Power.

Dated Effective:  July 10, 2013

Acacia Diversified Holdings, Inc.

     /s/ Steven L. Sample
Signature
By: Steven L. Sample
Its: Chief Executive Officer

ANNEX B

AGREEMENT AND BILL OF SALE

This Agreement and Bill of Sale (the "Agreement") is entered into as of July 10, 2013 by and between Acacia Diversified Corporation, a Texas corporation ("ACCA"), and Red Phoenix Extracts, Inc., a Florida corporation ("RPE").

WHEREAS, ACCA and RPE have entered into that certain Asset Purchase Agreement, dated July 10, 2013 in which RPE has agreed to sell its Assets to ACCA;

NOW, THEREFORE, in consideration of the premises, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          1.   SALE OF ASSETS.  RPE does hereby sell, convey, transfer, assign and deliver to ACCA all of its right, title and interest in and to all of the assets, property and rights listed on:

A.  Exhibit A attached hereto (the "Assets").
B.  Exhibit C attached hereto (the "Personal Property of Seller").
C.  Exhibit D attached hereto (the "Assumed Contracts").
D.  Exhibit E attached hereto (the "Intellectual Property of Seller").
E.  Exhibit F attached hereto (the "Deposits, Prepaid Expenses, and Claims for Refunds").
F.  Exhibit Q attached hereto ("All Contracts of Seller").
G.  Annex D attached hereto (the "Assignment of Intangible Assets").

The foregoing sale and transfer shall be effective upon the execution and delivery of this Agreement and this Section 1 shall serve as a Bill of Sale with respect thereto.

          2.   PURCHASE PRICE.  The purchase price for the Assets shall be Nine Hundred Thousand (900,000) common voting shares, par value $.001, of ACCA.

          3.   REPRESENTATIONS AND WARRANTIES REGARDING THE ASSETS.  RPE represents and warrants that the Assets are transferred free and clear of any and all liens and encumbrances or claims of any ownership interest. RPE makes no representation or warranty, express or implied, as to the physical condition of the Assets, the fitness of any item of the Assets for the use intended, or the merchantability of any item of the Assets.

          4.   GOVERNING LAW.  This Agreement shall be construed in accordance with and governed by the laws of the State of Florida applicable to agreements made and to be performed wholly within such jurisdiction.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives as of the day and year first above written.

ACACIA DIVERSIDIED HOLDINGS, INC.                                                                           RED PHOENIX EXTRACTS, INC.

       /s/ Steven L. Sample                                                                                                                 /s/ William J. Howe
By: Steven L. Sample                                                                                                                By: William J. Howe
Its: Chief Executive Officer                                                                                                      Its: President

ANNEX C

ASSIGNMENT OF LEASES

The following capital equipment lease is assigned from Seller to Buyer effective with Closing of the Purchase Transaction:

Forklift Rental Contract  for  (1) one A200 Caterpillar Forklift model GC25K.

Lessor : Time Payment  16 NE Executive Park #200  Burlington, MA 01803
21 month term @ $465 per month executed 1/14/2013

Copy of Lease attached.

ANNEX D

ASSIGNMENT OF INTANGIBLE ASSETS

Seller hereby assigns to Buyer the following intangible assets:

•	all rights to all registered marks, patents, and copyrights as recorded in or for recording in the U.S. Copyright Office or U.S. Patent and Trademark Office
•	all rights to all unregistered work in process as to marks, patents, and copyrights
•	all rights to the Trade Secret Intellectual Property – Emulsion System
•	all rights to the Trade Secret Intellectual Property – Peel Processing System
•	all rights to the names and all corporate and fictional business names, trading names
•	all rights to unregistered trademarks, service marks, and applications insofar as they are assignable
•	all rights to all patent applications, and inventions and discoveries that may be patentable
•	all rights to all copyrights in both published works and unpublished works
•	all rights to all websites, e-mail addresses, and domain names
•	all rights to all know-how, trade secrets, confidential information, software, technical information, data, customer lists, price lists, process technology, plans, and drawings
•	all rights to the customer lists containing of all clients and customers of RPE
•	all rights under the “Assumed Contracts” listed or described in Schedule D
•	all rights to all other Intellectual Property Assets and all other intangible rights and property, including going-concern value, goodwill, telephone and telecopy listings, and software
•	all rights to all claims against Third Parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or noncontingent
•
all rights to all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities prior to the Closing, unless expended in accordance with this Agreement

•	all rights of Seller to deposits and prepaid expenses and claims for refunds as listed in Schedule F and offsets in respect thereof that are not listed in Schedule G
•	all rights to all other tangible and intangible assets used in the Business, excepting only the Excluded Assets

ANNEX E

EMPLOYMENT AGREEMENTS

None